Exhibit (a)(1)(ix)

June 16, 2017

To:  New York & Company Associates Eligible for the Stock Appreciation Right and Option Exchange Program

There are just 14 days left for you to elect to participate in the New York & Company Stock Appreciation Right and Option Exchange Program (the “Exchange Program”). The offer is scheduled to end at 5:00 p.m. EDT on Thursday, June 29, 2017. To participate in the Exchange Program, you must submit your Election Form by that deadline.

You should have received materials explaining the Exchange Program and how to elect to exchange your Eligible Awards, as well as personalized information regarding those awards. Please read the materials carefully and consult with your personal financial and tax advisors before deciding whether or not to participate. If you choose to exchange your Eligible Awards, please be sure you submit your Election Form to New York & Company, Inc. by (1) mailing it in the self-addressed, stamped envelope to: New York & Company, Attn: Exchange Program, 330 West 34th Street, New York, NY 10001, or (2) by inter-office or hand mail to New York & Company Human Resources Department, or (3) scanning the form and e-mailing it to: exchangeprogram@nyandcompany.com.  Election Forms must be received before 5:00 p.m. EDT on Thursday, June 29, 2017.

If you have questions about the Exchange Program, you may send an e-mail to: exchangeprogram@nyandcompany.com or call 212-884-2750, where you will have the ability to leave a voice message.

/s/Gregory Scott
Gregory Scott
CEO

The Exchange Program materials contain important information for associates, including an offering memorandum that should be read carefully prior to making a decision whether to participate in the Exchange Program. These written materials and other documents may be obtained free of charge from the Securities and Exchange Commission’s website at www.sec.gov .

Eligible associates may obtain, free of charge, a written copy of the offering memorandum and other materials by calling New York & Company, Inc. at 212-884-2750 or sending an e-mail to exchangeprogram@nyandcompany.com.